Exhibit 5.1

February 10, 2005

Board of Directors
Infinity, Inc.
1401 West Main Street, Suite C
Chanute, Kansas 66720

Re:	Registration Statement on Form S-3 relating to 3,921,864 shares of common stock

Gentlemen:

We have acted as counsel for Infinity, Inc., a Colorado corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933 (the “Act”), of 2,100,000 shares of the Company’s common stock (the “Conversion Shares”) issuable upon conversion of outstanding senior secured notes (the “Notes”) and 1,821,864 shares of the Company’s common stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”), in each case for the account certain selling shareholders.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Conversion Shares, when and if issued by the Company upon conversion of the Notes in accordance with the terms of the Notes, will be legally issued, fully paid and nonassessable shares of common stock of the Company.

2. The Warrant Shares, when and if issued by the Company upon exercise of the Warrants in accordance with the terms of the Warrants, will be legally issued, fully paid and nonassessable shares of common stock of the Company.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado. We express no opinion with respect to the laws of any other jurisdiction.

Infinity, Inc.
February 10, 2005

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in the Prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

By:	/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP